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                        TRANSITION SERVICES AGREEMENT

         THIS TRANSITION SERVICES AGREEMENT (this "Agreement"), dated as of February 20, 1998, is by and between Tidewater Inc., a Delaware corporation ("Seller") and TW Acquisition Corporation, a Delaware corporation ("Buyer").

                            W I T N E S S E T H :

         WHEREAS, as of the date hereof, pursuant to the terms of a Stock Purchase Agreement dated as of December 18, 1997 by and between the parties hereto, as amended, Buyer purchased on February 20, 1998 (the "Closing Date") all of the issued and outstanding stock of Tidewater Compression Service, Inc. ("Compression"), a wholly-owned subsidiary of Seller;

         WHEREAS, Seller has provided to Compression those services described in
Section 2 hereof (collectively, the "Services") and Buyer desires that Seller continue to provide such Services on a temporary basis as requested;

         WHEREAS, Seller is willing to provide such Services to Buyer upon the terms and conditions set forth herein.

         NOW, THEREFORE, in consideration of the covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

         Section 1.                 Rights and Duties of Seller.

         (a) Upon the terms and subject to the conditions set forth herein, Seller agrees from and after the date hereof (the "Effective Date") and for the Term (as defined below) of this Agreement to provide the Services to Buyer.

         (b) Seller and Buyer acknowledge and agree that the nature, scope and quality of the Services shall be as set forth in this Agreement and as has been provided by Seller or its affiliates to Compression prior to the Closing Date. Seller agrees that all Services provided pursuant to this Agreement shall be performed in a professional, diligent and timely manner on the same basis and with comparable quality and diligence as was provided to Compression prior to the Closing Date (the "Pre-Closing Services"). Seller acknowledges that it is familiar with the requirements of Compression as they relate to the Services and that its performance under this Agreement shall not result in any material disruption of or change in such operations, except to the extent that the Pre-Closing Services created such disruptions.

         (c) Buyer acknowledges and agrees that Seller may, at its election, cause one or more of its subsidiaries or third party contractors to perform the Services. Seller agrees to make available such full or part-time employees or third party



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contractors as will be necessary to fulfill its obligations hereunder, and
Seller agrees to pay all fees in connection with such third party contractors.

         (d) Seller agrees that during the Term, it shall cause its subsidiary doing business in Venezuela to continue to cooperate with Compression with respect to conducting operations in Venezuela, in particular serving as the contract party with respect to contracts on behalf of Compression and its Venezuelan customers and agreeing to enter into new contracts and commitments on behalf of Compression for existing or new Venezuelan customers, provided that Compression shall be responsible for any net incremental costs and expenses incurred by the Venezuelan company in connection with such services.

         (e) Seller agrees to consult with Compression (including providing access to Seller personnel for inquiry purposes) to Compression with respect to the efforts by Compression to convert its software programs and operating systems to address "Year 2000" issues.

         (f) Seller agrees for a period of up to three months to provide all necessary support and services with respect to, and to continue coverage under, all non-U.S. benefit plans under which any employees of Compression or its subsidiaries participate in as of the Closing Date.

         Section 2.                 Description of Services.

         Seller shall provide the following Services during the Term at the following monthly fees:

                                                                   FEES:

  (1)      Computer Data Processing Services...................   $7,500.00

  (2)      Administrative Services, including:

           (i)      human resources and employee benefit
                    administration services and payroll
                    administration.............................   $5,000.00

           (ii)     legal defense administration services,
                    contract administration services,
                    insurance claims administration services,
                    and foreign license support with respect
                    to Compression's operations in Venezuela....  $5,000.00


         Section 3.                 Administration of Services.

         (a) At the direction of Compression, Seller is authorized to perform each of the Services detailed in Section 2 which are of a customary, recurring, ordinary course or routine nature (including the expenditure of funds for the purchase of goods or services). Without the requirement




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                  of specific approval of Buyer with respect to individual
                  tasks, Seller shall not engage in other types of services or in any Services which are of an extraordinary nature without obtaining the prior approval of the appropriate officer of Buyer.

         (b) Buyer acknowledges and agrees that the Services shall be provided only with respect to the business of Compression.

         (c) Buyer represents and warrants that the Services will not be used in violation of any applicable federal, state or local law or any rules or regulations promulgated thereunder.

         (d) Buyer agrees to provide the appropriate department within Seller with all data, records, files, statements, invoices, billings and other information (collectively, "Information") reasonably requested by Seller that is necessary or advisable to allow Seller to perform the Services contemplated by this Agreement. It is understood that all such Information which has been prepared by or on behalf of Buyer or has been prepared by or on behalf of Seller in connection with its Services hereunder shall become and at all times remain the property of Buyer. In addition, Buyer agrees to provide the appropriate department heads within Seller reasonable access, from time to time, to such of its officers as may be necessary or advisable in order to assist Seller in performing the Services.

         (e) Buyer or its designated representative shall have reasonable access to all Information generated by or in the custody of Seller relating to the Services provided pursuant to this Agreement. In addition, Seller agrees to provide reasonable access, from time to time, to the appropriate officers of Buyer as may be necessary or advisable to assist Buyer in monitoring, verifying, or reviewing the performance by Seller of the Services.

         (f) Each party shall (i) maintain confidential and secret all confidential information that may be disclosed by the other party in connection with the provision of the Services hereunder, (ii) restrict disclosure and use of such confidential information to those of its employees who have a need to know such information in order to comply with its obligations hereunder and (iii) employ the same standards of care with respect to such confidential information as it uses to protect its own confidential information. Such information may not be used by Seller or any of its affiliates for any purpose other than with respect to providing Services hereunder. The obligations of this Section 3(f) shall survive the expiration and termination of this Agreement for a period of 5 years.

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         Section 4.                 Compensation.

         (a) Seller shall be compensated for the performance of the Services as follows:

                  (i) Buyer shall reimburse Seller for the actual cost of any goods or third party services purchased, leased or otherwise procured by Seller for the direct benefit of Compression permitted to be undertaken by third parties in accordance with this Agreement ("Direct Costs"); and

                  (ii) Buyer shall pay to Seller per month a fee equal to the aggregate per Service fee described in Section 2, which fee shall not be prorated for any partial month for which Services are provided during the Term.

         (b) Seller will invoice Buyer by the 15th day of each month for the Services provided during the preceding month. All amounts shown on each invoice shall be due and payable on the last day of the month of such invoice.

         (c) In the event of a dispute as to the propriety of invoiced amounts, Buyer shall pay all undisputed amounts but shall be entitled to withhold payment of any amount in dispute and shall promptly notify Seller in writing of the basis of the dispute and the amount disputed. Seller shall provide Buyer with the records and supporting data with respect to the disputed amounts and the parties agree to attempt in good faith to resolve any such dispute failing which, the dispute shall be submitted to an independent accounting firm, which shall have the sole and exclusive authority to arbitrate the dispute, and whose decision shall be conclusive and binding upon the parties.

         (d) Any amounts owed by either party hereunder to the other party that remain unpaid on the due date therefor shall bear interest at a rate equal to the lesser of (i) 1% above such party's actual cost of funds or (ii) the highest rate permitted by applicable law.

         Section 5.                 Term of Agreement; Termination.

         This Agreement shall commence on the Effective Date and shall continue for a period of 180 days from such date (the "Term") unless earlier terminated by either party by giving 10 days prior written notice. Buyer may terminate the provision of any Service described in Section 2 and thereby relieve itself of any obligation to pay the related fee by giving 5 days prior written notice to Seller; provided that Buyer shall pay to Seller the entire monthly fee related to such terminated Service due to Seller for the month in which such Service is terminated, and that such Service may not be requested by Buyer following termination thereof.

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         Section 6.                 Limitation of Liability.

         (a) Neither Seller nor Buyer shall be liable for any loss or damage or any nonperformance, partial or whole, under this Agreement, caused by any strike, labor troubles, riot, act of a public enemy, insurrection, act of God, or any law, rule or regulation promulgated by any governmental body or agency.

         (b) Buyer shall reimburse, indemnify and hold harmless Seller and its successors, assigns, affiliates, directors, officers, employees and agents from and against any and all judgments, losses, damages, liabilities, demands, actions, suits, taxes, charges, costs, claims, expenses and disbursements (including legal fees and expenses) of any kind and nature whatsoever that may at any time be imposed on, incurred by or asserted against Seller (including any claims against Seller for indemnification by any such person) or any such person (whether or not indemnified by Seller or any other person) in connection with any suit or proceeding, whether judicial or administrative, relating to or arising out of any acts or omissions performed or omitted by Seller or any such person in connection with or arising out of the performance of the Services unless such act or omission by Seller or such person constituted bad faith, willful misfeasance, gross negligence, recklessness or a willful, material breach of this Agreement.

         Section 7.                 Relationship of Parties.

         Nothing contained in this Agreement (a) shall constitute Seller and Buyer as members of any partnership, joint venture, association, syndicate, unincorporated business or other separate entity, (b) shall be construed to impose any liability as such on either of them, (c) shall be deemed to confer on either of them any express, implied or apparent authority to incur any obligation or liability on behalf of the other, except as described herein, or
(d) shall be deemed to, or in fact, create any benefit for, or impose any obligation on the parties in favor of, any person not party to this Agreement. Seller shall at all times during the term hereof act as an independent contractor, and none of Seller's employees, subcontractors, agents or representatives shall be considered employees of Buyer as a result of this Agreement.

         Section 8.                 Miscellaneous.

         (a) This Agreement constitutes the entire agreement between the parties hereto with respect to the matters set forth in this Agreement. This Agreement shall not be amended, modified or supplemented except by an instrument in writing executed by each of the parties hereto.

         (b) Each of the parties hereto shall use its best efforts to take or cause to be taken, to the extent necessary, all actions necessary, proper or advisable to consummate the transactions contemplated by this Agreement.

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         (c) All notices and other communications hereunder shall be in writing and shall be given by hand delivery, certified or registered mail, return receipt requested or telecopy transmission with confirmation of receipt to the address of each of the parties set forth opposite the signature of such party on the signature page hereof. All notices and communications shall be deemed given upon receipt thereof.

         (d) This agreement shall be governed by and construed in accordance with the internal laws of the State of New York. Each party hereto consents to the exclusive jurisdiction of the state courts of and federal courts located in the city of Wilmington in State of Delaware for the enforcement of the obligations evidenced by this Agreement and any dispute arising out of this Agreement, and expressly waives any defense based upon venue of forum non conveniens.

         (e) This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

         (f) The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         (g) In the event that any provision of this Agreement shall be determined to be invalid or unenforceable, in whole or in part, it is the parties intention that such determination shall not be held to affect the validity or enforceability of any other provision of this Agreement, which provisions shall otherwise remain in full force and effect.

         (h) This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns. This Agreement shall not be assignable by any party hereto without the prior written consent of the other party.

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         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

Address for Notices:                          TIDEWATER INC.

Tidewater Place                               By:  /s/ Ken C. Tamblyn
1440 Canal Street, Suite 2100                      -------------------------
New Orleans, Louisiana  70112                      Ken C. Tamblyn
                                                   Executive Vice President
                                                            and
                                                   Chief Financial Officer



Address for Notices:                          TW ACQUISITION CORPORATION

c/o Castle Harlan, Inc.                       By:  /s/ Ernie Danner
190 East 58th Street                               -------------------------
New York, New York 10155                           Ernie Danner
                                                   Chief Financial Officer
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